Exhibit 4.2.2

July 7, 2008

To:
Enrico Gardini, via Rimodello 16, 40050 Monteveglio (BO) Italy.
Alberto Zega, via Mascarella 116, 40126 Bologna- Italy.
Roberto Rizzo, via Martiri della Liberta’ 68, 31100 Treviso- Italy.
Esa Software S.p.A. via Draghi 39,47900 Rimini-Italy
(the “Sellers”)	By Fedex and by Email

Re: Second Call Option Exercise Notice

In connection with the Second Call Option Agreement, dated as of July 1, 2005, by and among the Sellers and Cimatron Ltd. (“Cimatron”) (the “Second Call Option”), the undersigned hereby notifies you as follows:

All capitalized terms used but otherwise not defined herein shall have the meaning ascribed thereto in the Second Call Option.

1.	Cimatron hereby elects to exercise the Option to purchase 49% of Micosystem Srl. (the “Company”), from the Sellers, pro rata to their holdings in the Company, in consideration for a total exercise price of USD 1,249,500, all in accordance with the terms of the Second Call Option.

2.	The Exercise Price shall be allocated as follows:

Seller	Share Capital	%	Payment in US $

Enrico Gardini	Euro 37,117.24	52.81%	659,812.50
Alberto Zega	Euro 6,186.21	8.80%	109,968.75
Roberto Rizzo	Euro 6,186.21	8.80%	109,968.75
Esa Software S.p.A	Euro 20,800.00	29.59%	369,750.00

Total	Euro 70,289.66	100%	1,249,500

3.	Payment of the Exercise Price will be made upon the execution by the Sellers of the application deeds of the transfer and such other documentation required to register Cimatron as the owner of the Option Participation and to transfer to Cimatron full and complete ownership thereof.

Cimatron Ltd. 11 Gush Etzion St. Givat Shmuel 54030 Israel, Tel. 972 -3-531-2121, Fax. 972-3-531-2192, www.cimatron.com

4.	Cimatron expects to consummate the Option during the second half of July and will coordinate with you the time and date, including execution of documents at a notary. It is anticipated that the closing of the Option will take place on or about July 29, 2008.

5.	Your prompt attention to this matter would be very much appreciated.

Sincerely Cimatron Ltd /s/ Danny Haran, CEO

We agreed and acknowledge the above, and in addition, we represent and warrant that the Company has fully provided Cimatron with all the information that is reasonably necessary to enable Cimatron to make its decision to exercise the Option and there is no material fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of the Company that has not been disclosed to Cimatron in writing by either the Company or the undersigned.

/s/ Enrico Gardini _________________
Enrico Gardini

/s/ Alberto Zega _________________
Alberto Zega

/s/ Roberto Rizzo _________________
Roberto Rizzo

/s/ Esa Software S.p.A _________________
Esa Software S.p.A By: Tiltle:

Cimatron Ltd. 11 Gush Etzion St. Givat Shmuel 54030 Israel, Tel. 972 -3-531-2121, Fax. 972-3-531-2192, www.cimatron.com